TIMET REPORTS FIRST QUARTER 2009 RESULTS

DALLAS, TEXAS . . . May 5, 2009 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $19.6 million, or $0.11 per diluted share, for the quarter ended March 31, 2009, compared to $40.3 million, or $0.22 per diluted share, for the quarter ended March 31, 2008.

The Company’s net sales were $203.4 million for the first quarter of 2009 compared to $293.7 million for the first quarter of 2008, a decrease of 31% principally resulting from lower average selling prices and reduced volumes.  In addition to competitive pricing pressures resulting from lower demand for titanium products, declines in raw material costs, primarily titanium scrap, have also contributed to lower selling prices for certain products under long-term customer agreements, due in part to raw material indexed pricing adjustments included in certain of these agreements.  Although the Company believes long-term global demand trends for titanium are favorable, recent adjustments in production schedules for Boeing and Airbus, delays in the development of the Boeing 787 and a weak global economy are expected to continue to impact customer inventory levels, product demand and product selling prices until global economic conditions improve and commercial aerospace production schedules stabilize.

Operating income for the first quarter of 2009 was $26.4 million compared to $62.8 million for the same period in 2008, reflecting primarily the effects of decreased average selling prices for melted and mill products.  Additionally, the favorable impacts on the Company’s gross margins from declining raw material costs, primarily titanium scrap, were largely offset by higher per-unit overhead costs resulting from lower production volumes.

Bobby D. O’Brien, President, said, “Our operating results for the first quarter of 2009 reflect the softening demand for titanium products caused by recent trends in the global economy and in the commercial aerospace market.  Supply chain challenges resulting from production delays in new generation aircraft are being compounded by reduced passenger air traffic and the resulting weakness in global demand for commercial aircraft.  Despite this challenging environment, our past and ongoing initiatives to enhance operating flexibility without additional major capital expenditures, together with cost control measures, have contributed to our positive earnings, cash flows and strong financial position.

“Customer demand for titanium products can be expected to remain soft until the global economy begins to improve and uncertainties surrounding commercial aircraft production levels begin to be resolved.  Due to limited visibility regarding the potential severity and duration of the current economic downturn, we will continue to monitor our business closely and make necessary adjustments to operating levels and cost structures as business and economic conditions require.  We remain confident that TIMET’s flexible operating structure and financial strength, as evidenced by our positive cash flow, no long or short-term debt and cash and borrowing availability under our bank credit agreements of approximately $277 million, will continue to allow us to fully serve our customers and to realize significant long-term growth and earnings potential.”

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.
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TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended March 31,
	2008	2009

Net sales	$293.7	$203.4
Cost of sales	212.6	164.0

Gross margin	81.1	39.4

Selling, general, administrative and development expense	17.2	14.8
Other (expense) income, net	(1.1)	1.8

Operating income	62.8	26.4

Other non-operating (expense) income, net	(2.1)	1.3

Income before income taxes	60.7	27.7

Provision for income taxes	17.9	7.1

Net income	42.8	20.6

Noncontrolling interest in net income of subsidiary	2.4	0.9

Net income attributable to TIMET stockholders	40.4	19.7

Dividends on Series A Preferred Stock	0.1	0.1

Net income attributable to TIMET common stockholders	$40.3	$19.6

Earnings per share attributable to TIMET common stockholders	$0.22	$0.11

Weighted average shares outstanding:
Basic	182.6	181.1
Diluted	183.9	182.1

Melted product shipments:
Volume (metric tons)	1,095	635
Average selling price (per kilogram)	$30.70	$26.40

Mill product shipments:
Volume (metric tons)	3,570	2,915
Average selling price (per kilogram)	$64.30	$57.55